Exhibit 10.1
Execution version
LIMITED WAIVER AND TENTH AMENDMENT TO
FOURTH AMENDED AND RESTATED CREDIT AGREEMENT
     This LIMITED WAIVER AND TENTH AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of this 13th day of July, 2006 among WILSONS LEATHER HOLDINGS INC., a Minnesota corporation (“Borrower”), GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as Lender, Term Lender, Swing Line Lender and as Agent (“Agent”), the Credit Parties signatory hereto and the Lenders signatory hereto. Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement (as hereinafter defined).
RECITALS
     WHEREAS, Borrower, certain Credit Parties, Agent and Lenders have entered into that certain Fourth Amended and Restated Credit Agreement dated as of April 23, 2002 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”); and
     WHEREAS, Borrower, the Credit Parties signatories to the Credit Agreement, the Lenders and Agent wish to waive and amend certain provisions of the Credit Agreement, as more fully set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1 Limited Waiver. The Agent and the Lenders hereby waive the provisions of Section 5.1 of the Credit Agreement to the extent, and solely to the extent, necessary to permit Credit Parties to start a new line of wholesale business, including the design, development, manufacture and marketing of exclusive licensed products, proprietary brands and private label brands of leather and textile consumer products for sale through wholesale channels, including, but not limited to, e-commerce, specialty retailers, retail distributors, mid-tier department stores, premium department stores, specialty department stores, sports retailers, discount retailers and mass retailers.
Section 2 Amendments to the Credit Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, the parties hereto hereby agree to amend the Credit Agreement as follows:
     (a)       Section 1.19 of the Credit Agreement is hereby amended to include the following new sentence at the end thereof:
          “It being understood and agreed that Eligible Inventory-Apparel shall not include Eligible Inventory-Wholesale.”

     (b)   Section 1.20 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “1.20 Eligible Inventory-Wholesale.
     “Eligible Inventory-Wholesale” shall mean all of the Inventory-Wholesale owned by the Borrower or the Wholesale Subsidiary (including, without duplication, Eligible In-Transit Inventory that shall, merely upon delivery to Borrower or Wholesale Subsidiary, otherwise satisfy all applicable criteria (other than as set forth in clauses (b) and (c) of this Section 1.20) required for an item to constitute Eligible Inventory-Wholesale) and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent, except any Inventory-Wholesale to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Inventory-Wholesale from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Inventory-Wholesale in its reasonable credit judgment, subject to the approval of Requisite Lenders in the case of adjustments or new criteria or changes in advance rates or the elimination of Reserves which have the effect of making more credit available. Eligible Inventory-Wholesale shall not include any Inventory-Wholesale of Borrower or Wholesale Subsidiary that:
     (a) is not owned by Borrower or Wholesale Subsidiary free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure Borrower or Wholesale Subsidiary’s performance with respect to that Inventory-Wholesale), except the Liens in favor of Agent, on behalf of itself and Lenders;
     (b) (i) is not located on domestic premises owned, leased or rented by Wholesale Subsidiary or Borrower set forth in Disclosure Schedule (3.2) or is not located on other domestic premises set forth in Disclosure Schedule (3.2) — Inventory-Wholesale or (ii) is stored at a leased location, unless Agent has given its prior consent thereto and unless (x) a reasonably satisfactory landlord waiver has been delivered to Agent, or (y) Reserves satisfactory to Agent have been established with respect thereto, (iii) is stored with a bailee or warehouseman unless a reasonably satisfactory, acknowledged bailee letter has been received by Agent or Reserves reasonably satisfactory to Agent have been established with respect thereto, (iv) is located at an owned location subject to a mortgage in favor of a lender other than Agent, unless a reasonably satisfactory mortgagee waiver has been delivered to Agent or (v) is located at any site if the aggregate book value of Inventory-Wholesale at any such location is less than $50,000.

     (c) is placed on consignment with any Person or is in transit, except for Inventory-Wholesale in transit between domestic locations of Credit Parties to which Agent’s Liens have been perfected at origin and destination;
     (d) is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Lenders;
     (e) is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;
     (f) consists of display items or packing or shipping materials, manufacturing supplies, work-in-process Inventory-Wholesale or replacement parts;
     (g) is not of a type held for sale in the ordinary course of Borrower’s or Wholesale Subsidiary’s business (including repair, promotional, sample, discontinued, closeout, special order and layaway items);
     (h) is not subject to a first priority lien in favor of Agent on behalf of itself and Lenders subject to Permitted Encumbrances;
     (i) breaches any of the representations or warranties pertaining to Inventory-Wholesale set forth in the Loan Documents;
     (j) consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
     (k) is not covered by casualty insurance reasonably acceptable to Agent;
     (l) is subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party for the sale or disposition of that Inventory-Wholesale (which consent has not been obtained) or the payment of any monies to any third party upon such sale or other disposition (to the extent of such monies) (provided, however, that this clause (l) shall not be applicable prior to October 1, 2006); or
     (m) is otherwise unacceptable to Agent in its reasonable credit judgment.”
     (c)   Section 1.21 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “1.21 Eligible In-Transit Inventory.
     “Eligible In-Transit Inventory-Retail” shall mean all of the In-Transit Inventory owned by the Borrower and reflected on Borrower’s monthly general ledger as In-Transit Inventory-Retail and reflected in the most recent Borrowing Base Certificate as part of Eligible Inventory-Apparel and delivered by Borrower to Agent, except any In-Transit Inventory-Retail to which any of the exclusionary criteria set forth below applies. “Eligible In-Transit Inventory-Wholesale” shall mean all of the In-Transit Inventory owned by the Borrower or the Wholesale Subsidiary and reflected on Borrower’s or Wholesale Subsidiary’s monthly general ledger as In-Transit Inventory-Wholesale and reflected in the most recent Borrowing Base Certificate as part of Eligible Inventory-Wholesale and delivered by Borrower to Agent, except any In-Transit Inventory-Wholesale to which any of the exclusionary criteria set forth below applies. Eligible In-Transit Inventory-Retail and Eligible In-Transit Inventory-Wholesale shall not include any finished goods:
     (a) that are not in the possession of an Approved Shipper under contract with Borrower or Wholesale Subsidiary and in which Borrower or Wholesale Subsidiary has good title;
     (b) as to which Agent for the benefit of Lenders does not have a first priority security interest through constructive possession by means of a bailee agreement with an Approved Shipper;
     (c) which have not been accepted by Borrower or Wholesale Subsidiary (F.O.B. shipping point) as conforming goods or as to which the L/C Issuer has not received an inspection certificate signed by Borrower’s or Wholesale Subsidiary’s agent or employee;
     (d) which are not fully insured against loss under insurance naming Agent as loss payee for the benefit of Lenders;
     (e) as to which the purchase price has not been paid by a draw under a corresponding Eligible Trade L/C or otherwise; and
     (f) as to which Borrower or Wholesale Subsidiary has not been named as consignee on bills of lading or other Documents.
     (d)   Section 1.22 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “1.22 Eligible Accounts.
     For the purposes of this Agreement “Eligible Accounts-Retail” shall mean and include all Accounts reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent as Eligible Accounts-Retail consisting of credit card receivables owing by American Express or credit card issuers with respect to VISA, Discover, Master Card and other nationally recognized credit cards, subject to Reserves for set-offs imposed by Agent in its reasonable credit judgment. For the purposes of this Agreement “Eligible Accounts-Wholesale” shall mean and include all Accounts owned by Borrower or Wholesale Subsidiary and reflected in the most recent Borrowing Base Certificate delivered by Borrower to Agent as Eligible Accounts-Wholesale, except any Account to which any of the exclusionary criteria set forth below applies. Agent shall have the right to establish, modify, or eliminate Reserves against Eligible Accounts-Wholesale from time to time in its reasonable credit judgment. In addition, Agent reserves the right, at any time and from time to time after the Closing Date, to adjust any of the criteria set forth below, to establish new criteria and to adjust advance rates with respect to Eligible Accounts-Wholesale in its reasonable credit judgment, subject to the approval of Requisite Lenders in the case of adjustments or new criteria or changes in advance rates or the elimination of Reserves which have the effect of making more credit available. Eligible Accounts-Wholesale shall not include any Account of Borrower or Wholesale Subsidiary:
     (a) that does not arise from the sale of goods or the performance of services by Borrower or Wholesale Subsidiary in the ordinary course of its business;
     (b) (i) upon which Borrower’s or Wholesale Subsidiary’s right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) as to which Borrower or Wholesale Subsidiary is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process, or (iii) if the Account represents a progress billing consisting of an invoice for goods sold or used or services rendered pursuant to a contract under which the Account Debtor’s obligation to pay that invoice is subject to Borrower’s or Wholesale Subsidiary ‘s completion of further performance under such contract or is subject to the equitable lien of a surety bond issuer;
     (c) to the extent that any defense, counterclaim, setoff or dispute is asserted as to such Account;
     (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the applicable Account Debtor;
     (e) with respect to which an invoice, reasonably acceptable to Agent in form and substance, has not been sent to the applicable Account Debtor;
     (f) that (i) is not owned by Borrower or Wholesale Subsidiary, (ii) is not subject to a first priority perfected Lien in favor of Agent on behalf of itself and Lenders, or (iii) is subject to any other Lien (other than Permitted Encumbrances set forth in clause (a) of definition of “Permitted Encumbrances”);
     (g) that arises from a sale to any director, officer, other employee or Affiliate of any Credit Party, or to any entity that has any common officer with any Credit Party;

     (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, or any state, county or municipality or department, agency or instrumentality thereof unless Agent, in its sole discretion, has agreed to the contrary in writing and Wholesale Subsidiary, if necessary or desirable, has complied with respect to such obligation with the Federal Assignment of Claims Act of 1940, or any applicable state, county or municipal law restricting the assignment thereof with respect to such obligation.
     (i) that is the obligation of an Account Debtor located in a foreign country other than Canada unless payment thereof is assured by a letter of credit assigned and delivered to Agent, satisfactory to Agent in its reasonable credit judgment as to form, amount and issuer;
     (j) to the extent Borrower, Wholesale Subsidiary or any Subsidiary thereof is liable for goods sold or services rendered by the applicable Account Debtor to Borrower, Wholesale Subsidiary or any Subsidiary thereof but only to the extent of the potential offset;
     (k) that arises with respect to goods that are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;
     (l) that is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;
     (m) the Account Debtor obligated upon which Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due;
     (n) a petition is filed by or against any Account Debtor obligated upon which Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;
     (o) that is the obligation of an Account Debtor if fifty percent (50%) or more of the Dollar amount of all Accounts owing by that Account Debtor are ineligible under the other criteria set forth in clauses (l), (m) or (n) of this Section 1.22;
     (p) as to which any of the representations or warranties in the Loan Documents are untrue;
     (q) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper;

     (r) to the extent such Account exceeds any credit limit established by Agent, in its reasonable credit judgment, following prior notice of such limit by Agent to Borrower; or
     (s) that is payable in any currency other than Dollars.”
     (e)   Section 1.23 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “1.23 Eligible Trade L/Cs.
     For the purposes of this Agreement “Eligible Trade L/Cs-Retail” shall mean and include all documentary letters of credit issued by an L/C Issuer for the account of Borrower for payment of the purchase price of finished goods inventory which will be Eligible In-Transit Inventory-Retail upon presentation of a draft under that documentary letter of credit, subject to the further conditions contained in Section 6.18 of this Agreement and subject to Reserves for set-offs imposed by Agent in its reasonable credit judgment. For the purposes of this Agreement “Eligible Trade L/Cs-Wholesale” shall mean and include all documentary letters of credit issued by an L/C Issuer for the account of Borrower or Wholesale Subsidiary for payment of the purchase price of finished goods inventory which will be Eligible In-Transit Inventory-Wholesale upon presentation of a draft under that documentary letter of credit, subject to the further conditions contained in Section 6.18 of this Agreement and subject to Reserves for set-offs imposed by Agent in its reasonable credit judgment.”
     (f)   Section 6.1 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     “6.1 Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person, except (i) Bermans may be merged with and into Borrower or another Loan Party, (ii) one or more Store Guarantors may be merged with any other Store Guarantor or any Loan Party so long as such Loan Party is the survivor in any merger involving a Loan Party; (iii) cash and financial assets may be transferred among the Loan Parties so long as no Event of Default has occurred and is continuing; (iv) the Stock or fixed assets, Trademarks and Trademark Licenses of Store Guarantors may be transferred to other Store Guarantors or to any Loan Party; (v) the Credit Parties may form new wholly-owned domestic Subsidiaries (other than the Wholesale Subsidiary as defined below); provided that (x) the aggregate initial cash investment in each such new domestic Subsidiary in the form of equity shall not exceed $300,000 and (y) the Credit Parties and each such new domestic Subsidiary shall execute and deliver to Agent forms of the Loan Documents executed by or with respect to the Loan Parties as of the Closing Date; (vi) the Credit Parties may form Joint Ventures to own, lease or operate one or more

Stores in one or more domestic airports, as long as the investments therein are permitted pursuant to Section 6.2(c)(vi) and (vii) a Credit Party may form a new Subsidiary which is, directly or indirectly, wholly-owned by Ultimate Parent to carry out the New Wholesale Business (“Wholesale Subsidiary”); provided that (x) the investment in such Wholesale Subsidiary in the form of equity and/or loans from Credit Parties shall not exceed $5,000,000 in the aggregate at any time outstanding and (y) promptly after the formation of such Wholesale Subsidiary (1) such Wholesale Subsidiary shall become a Loan Party under the Credit Agreement, guaranty the Obligations and grant to Agent, for the benefit of Agent and Lenders, a security interest in all or substantially all of the assets of such Wholesale Subsidiary to secure the Obligations, (2) the applicable Credit Party shall pledge to Agent, for the benefit of Agent and Lenders, all of the Stock of such Wholesale Subsidiary to secure the Obligations, and (3) Borrower and Wholesale Subsidiary shall deliver such other agreements, documents, opinions, certificates and/or instruments as Agent reasonably request in connection with the foregoing (the documentation for such guaranty, security and pledge shall be substantially similar to the applicable Loan Documents previously executed with such modifications as are reasonably requested by Agent).”
     (g)   Clause (c) of Section 6.2 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     ”(c) each Credit Party may (i) maintain its existing investments in its Subsidiaries as of the Closing Date, (ii) make unlimited investments in Borrower, (iii) make investments in new Subsidiaries as permitted under Section 6.1 hereof, (iv) upon prior written notice to Agent, maintain equity investments in Store Guarantors necessary to maintain them as Solvent in an aggregate amount not to exceed $1,000,000, (v) make intercompany loans as permitted under Section 6.3 hereof, (vi) make and permit to exist investments described in Section 6.1(vi) as long as (A) at the time such investment is made no Event of Default shall have occurred and be continuing or would result after giving effect thereto and Borrower shall have excess Borrowing Availability of at least $10,000,000 after giving effect thereto and (B) the aggregate amount of all such investments (1) existing on the Closing Date does not exceed $1,000,000 and (2) made after the Closing Date does not exceed $2,000,000, and (vii) make other investments not exceeding $500,000 in the aggregate at any time outstanding.”
     (h)   Clause (i) of Section 6.3 of the Credit Agreement is hereby amended and restated to read in its entirety as follows:
     ”(i) loans by any Loan Party in the ordinary course of business, to Store Guarantors and loans by Store Guarantors to any Loan Party in the ordinary course of business to the extent permitted by Sections 6.1 and 6.2 hereof,”
     (i)   The following definitions set forth in Schedule A to Credit Agreement are hereby amended and restated to read in their entirety as follows:

     “Borrowing Base” shall mean, as of any date of determination, the sum of:
     (a) the difference of (A) (i) 85% of the book value of Eligible Inventory-Apparel (the “Eligible Inventory-Apparel Advance Rate”); provided, that in no event shall the Eligible Inventory-Apparel Advance Rate exceed the product of (i) .85 multiplied by (ii) the then applicable NOLV of Inventory-Apparel (provided that, solely for the purposes of this definition of “Borrowing Base”, at all times on and after (x) August 17 but prior to October 1 of each year, the NOLV of Inventory-Apparel shall be increased by an amount equal to the product of (a) the number of full calendar weeks completed since the then most recent August 17 multiplied by (b) one-sixth of the difference between the NOLV of Inventory-Apparel as of October 1 and the NOLV of Inventory-Apparel as of August 17 and (y) December 17 of any year but prior to February 1 of the next year, the NOLV of Inventory-Apparel shall be decreased by an amount equal to the product of (a) the number of full calendar weeks completed since the then most recent December 17 multiplied by (b) one-sixth of the difference between the NOLV of Inventory-Apparel as of December 17 and the NOLV of Inventory-Apparel as of February 1) minus (B) the book value of Eligible In-Transit Inventory-Retail which is in excess of (i) 40% of the book value of all Eligible Inventory-Apparel during the period from and including the first day of the Fiscal Month of July to and including December 15 of each year, and (ii) 25% of the book value of all Eligible Inventory-Apparel during the period from and including December 16 of each year to but excluding the first day of the Fiscal Month of July of the next year; plus
     (b) the lesser of (i) $10,000,000 or (ii) 50% of the book value of Eligible Inventory-Wholesale at all times; plus
     (c) the lesser of (i) $2,000,000 or (ii) 50% of the book value of Eligible In-Transit Inventory-Wholesale at all times; plus
     (d) 85% of the book value of Eligible Accounts-Retail at all times; plus
     (e) the lesser of (i) $5,000,000 or (ii) 85% of the book value of Eligible Accounts-Wholesale at all times; plus
     (f) 85% of the face amount of all then outstanding and undrawn Eligible Trade L/Cs-Retail at all times (the “Eligible Trade L/C-Retail Advance Rate”); provided, that (i) in no event shall the Eligible Trade L/C-Retail Advance Rate exceed 85% of the NOLV of the Inventory-Apparel, which shall exist upon a draw on the applicable Eligible Trade L/C-Retail; plus
     (g) 85% of the face amount of all then outstanding and undrawn Eligible Trade L/Cs-Wholesale at all times (the “Eligible Trade L/C-Wholesale Advance Rate”); provided, that in no event shall the Eligible Trade L/C-

Wholesale Advance Rate exceed 50% of the book value of the Eligible Inventory-Wholesale, which shall exist upon a draw on the applicable Eligible Trade L/C-Wholesale;
     less the Minimum Excess Availability Reserve less the Peninsula Reserve and in each case less any additional Reserve established by Agent at such time.”
     “Eligible Accounts” shall mean the Eligible Accounts-Retail and Eligible Accounts-Wholesale.
     “Eligible In-Transit Inventory” shall mean Eligible In-Transit Inventory-Retail and Eligible In-Transit Inventory-Wholesale.
     “Eligible Inventory” shall mean Eligible Inventory-Apparel and Eligible Inventory-Wholesale as set forth in Section 1.19 and Section 1.20 hereof.
     “Eligible Trade L/Cs” shall mean Eligible Trade L/Cs-Retail and Eligible Trade L/Cs-Wholesale.
     “Net Orderly Liquidation Value” or “NOLV” shall mean the appraised orderly liquidation value (expressed as a percentage) of Inventory-Apparel and Inventory-Wholesale, as applicable (without duplication as to any Reserves) less reasonable liquidation expenses (to the extent not reflected in the applicable appraisals) as determined in accordance with the then most recent appraisal delivered to the Agent pursuant to subsection (g) of Schedule H hereto or, until the first such appraisal is delivered, in accordance with the most recent appraisal delivered to Agent prior to the Closing Date.
     (j)   Schedule A to Credit Agreement is hereby amended by adding the following new definitions thereto in alphabetical order:
     “Eligible Accounts-Retail” shall have the meaning assigned to it in Section 1.22 hereof.
     “Eligible Accounts-Wholesale” shall have the meaning assigned to it in Section 1.22 hereof.
     “Eligible In-Transit Inventory-Retail” shall have the meaning assigned to it in Section 1.21 hereof.
     “Eligible In-Transit Inventory-Wholesale” shall have the meaning assigned to it in Section 1.21 hereof.
     “Eligible Inventory-Wholesale” shall have the meaning assigned to it in Section 1.20 hereof.
     “Eligible Trade L/Cs-Retail” shall have the meaning assigned to it in Section 1.23 hereof.

     “Eligible Trade L/Cs-Wholesale” shall have the meaning assigned to it in Section 1.23 hereof.
     “Inventory-Wholesale” shall mean all product manufactured or purchased for sale through wholesale channels and all product sold through wholesale channels.
     “New Wholesale Business” shall mean a new line of wholesale business including the design, development, manufacture and marketing of exclusive licensed products, proprietary brands and private label brands of leather and textile consumer products for sale through wholesale channels, including, but not limited to, e-commerce, specialty retailers, retail distributors, mid-tier department stores, premium department stores, specialty department stores, sports retailers, discount retailers and mass retailers.
     “Non-Core Business” shall mean any retail or wholesale business other than the retail leather apparel and accessories business, the retail luggage and accessories business, the New Wholesale Business and the wholesale business consisting of selling goods against firm purchase orders.
     “Wholesale Subsidiary” shall have the meaning assigned to it in Section 6.1 hereof.
     (k)   Exhibit 4.1(b) (Form of Borrowing Base Certificate) to the Credit Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 4.1(b) (Form of Borrowing Base Certificate) attached hereto.
Section 3 Representations and Warranties. Borrower and the Credit Parties who are party hereto represent and warrant that:
     (a) the execution, delivery and performance by Borrower and such Credit Parties of this Amendment have been duly authorized by all necessary corporate action and this Amendment is a legal, valid and binding obligation of Borrower and such Credit Parties enforceable against Borrower and such Credit Parties in accordance with its terms, except as the enforcement thereof may be subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law);
     (b) each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;
     (c) neither the execution, delivery and performance of this Amendment nor the consummation of the transactions contemplated hereby does or shall contravene, result in a breach of, or violate (i) any provision of Borrower’s or Credit Parties’ certificate or articles of incorporation or bylaws, (ii) any law or regulation, or any order or decree of any court or government instrumentality or (iii) indenture, mortgage, deed of trust, lease, agreement or other instrument to which Borrower, the Credit Parties or any of their Subsidiaries is a party or by which Borrower, the Credit Parties or any of their Subsidiaries or any of their property is bound, except in any such case to the extent such conflict or breach has been waived by a written waiver document a copy of which has been delivered to Agent on or before the date hereof; and
     (d) no Default or Event of Default will exist or result after giving effect hereto.
Section 4 Conditions to Effectiveness. This Amendment will be effective only upon execution and delivery of this Amendment by Borrower, the Credit Parties that are listed on the signature pages hereto, the Agent and each Lender.
Section 5 Reference to and Effect Upon the Credit Agreement.
     (e) Except as specifically set forth herein, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
     (f) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of similar import shall mean and refer to the Credit Agreement as amended hereby.
Section 6 Waiver and Release.
     In consideration of the foregoing, each of Borrower and each Credit Party hereby waives, releases and covenants not to sue Agent or any Lender with respect to, any and all claims it may have against Agent or any Lender, whether known or unknown, arising in tort, by contract or otherwise prior to the date hereof relating to one or more Loan Documents.
Section 7 Costs and Expenses.
     As provided in Section 11.3 of the Credit Agreement, Borrower agrees to reimburse Agent for all fees, costs and expenses, including the fees, costs and expenses of counsel or other advisors for advice, assistance, or other representation in connection with this Amendment.
Section 8 Governing Law.
     THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.
Section 9 Headings.
     Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

Section 10 Counterparts.
     This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.
Section 11 Confidentiality.
     The matters set forth herein are subject to Section 11.18 of the Credit Agreement, which is incorporated herein by reference.
[signature page follows]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first written above.

BORROWER: WILSONS LEATHER HOLDINGS INC.
By:	/s/ Stacy A. Kruse
Title: Chief Financial Officer and Treasurer

LENDERS: GENERAL ELECTRIC CAPITAL CORPORATION, as Agent, Lender, Term Lender and Swing Line Lender
By:	/s/ Kristina M. Miller
Title: Duly Authorized Signatory

LASALLE RETAIL FINANCE, a division of LaSalle Business Credit, as agent for Standard Federal Bank National Association, as Lender
By:	/s/ Matthew Potter
Title: Vice President

THE CIT GROUP/BUSINESS CREDIT, INC., as Lender and Documentation Agent
By:	/s/ Steven Schuit
Title: Vice President

WELLS FARGO RETAIL FINANCE LLC, as Lender and Syndication Agent
By:	/s/ Cory Loftus
Title: V.P. Account Executive

[Signature Page to Limited Waiver and Tenth Amendment]

     The undersigned are executing this Amendment in their capacity as Credit Parties:

Wilsons The Leather Experts Inc.
By:	/s/ Stacy A. Kruse
Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer

Wilsons Center, Inc.
By:	/s/ Stacy A. Kruse
Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer

Rosedale Wilsons, Inc.
By:	/s/ Stacy A. Kruse
Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer

River Hills Wilsons, Inc.
By:	/s/ Stacy A. Kruse
Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer

Bermans The Leather Experts Inc.
By:	/s/ Stacy A. Kruse
Stacy A. Kruse
Title:	Chief Financial Officer and Treasurer

[Signature Page to Limited Waiver and Tenth Amendment]

Disclosure Schedule 3.2 — Inventory-Wholesale
The locations at which Inventory-Wholesale will be located prior to shipment to customers are as follows:
Wilsons Leather Distribution Center
7401 Boone Avenue N.
Brooklyn Park, MN 55428
(location leased by Bermans The Leather Experts, Inc. from IRET Properties, a North Dakota limited partnership, pursuant to Lease dated as of June 21, 2002)
xpedx Warehouse
7011 S. 188th Street
Kent, WA 98032
(location utilized pursuant to Warehousing Agreement between Wilsons Leather Holdings Inc. and xpedx, a division of International Paper Company, dated March 8, 2006)
[Sch.3.2 — Inventory-Wholesale]

Exhibit 4.1(b) (Form of Borrowing Base Certificate)
Wilsons Leather
Borrowing Base Certificate
As of x/x/xx

Credit Card Receivables per x/x/xx Sales Audit System		$—
Advance Rate		85.0%

Total Credit Card Receivables Availability		$—

Wholesale Accounts Receivable		$—
Less: Ineligibles		—
Eligible Wholesale Accounts Receivable		$—
Advance Rate		85.0%

Total Wholesale Accounts Receivables Availability		$—

Inventory per the x/x/xx External Stock Ledger		$—
E-commerce Inventory per the x/x/xx Stock Ledger		—
Merchandise In-transit — Wires		—
Merchandise In-transit — LC’s		—
Merchandise In-transit — Domestic Freight		—
Merchandise In-transit — Prepaid		—
Total Inventory		$—
Less Ineligibles
Merchandise In-transit — Unfunded LC’s	$—
Layaway Inventory	—
Liquidation Store Inventory	—
Book to Physical Adjustment Reserve	—
Discontinued Product Lines	—
Locations < $50,000	—
Inventory Not Located in 48 Contiguous States	—
Inventory at E-commerce Location (No Landlord Waiver)	—
Total Ineligibles		—

Eligible Inventory		$—
Advance Rate through June 2006		67.7%

Inventory Availability		$—
Less Reserves:
Landed Costs of In-transit	$—
Gift Certificates	—
Credit Memos	—
Gift Cards	—

Total Reserves		—

Total Inventory Availability		$—

Import LC Inventory		$—
Less: Import Payments		—
Plus: New Import LC Issuances		—

[Exh.4.1(b)-1]

Net Import LC Inventory		$—
Advance Rate through June 2006		58.4%

Available Import LC Inventory		$—
Less: Landed Costs		—

Total Eligible Import LC Inventory		$—

Wholesale Inventory		$—
Less: Ineligibles		—
Eligible Wholesale Inventory		$—
Advance Rate		50.0%

Total Wholesale Inventory Availability		$—

Total Wilsons Availability		$—
Less:
Revolver Outstanding	—
Import LC’s	—
Stand-by LC’s	—

Excess Availability Reserve	10,000,000
Peninsula Reserve	—
Other	—

Total Outstanding		10,000,000

Excess Availability		$(10,000,000)

Total Wilsons Inventory	$—
Less:
Book to Physical Adjustment Reserve	—

Total On-Hand Inventory	$—
Net OLV — Wilsons Inventory through June 2006	79.6%

Wilsons GOB Value		$—
Documentary L/C’s and Wholesale Inventory	$—
Net OLV — L/C Inventory through June 2006	68.7%

L/C Inventory GOB Value		—
Accounts Receivable GOB Value		—

Total GOB Value of Collateral		$—

Actual Revolver and L/C GOB Ratio		#DIV/0!
Maximum Revolver and L/C GOB Ratio		85.0%
In Compliance?		#DIV/0!

Actual Revolver, L/C, and Term B GOB Ratio		#DIV/0!
Maximum Revolver, L/C, and Term B GOB Ratio		92.5%
In Compliance?		#DIV/0!

     Wilsons Leather Holdings Inc. hereby certifies that the foregoing accurately reflects its Borrowing Availability as of the date hereof in accordance with the Fourth Amended and Restated Credit Agreement dated as of April 23, 2002, among it, General Electric Capital Corporation and the other parties thereto.
Date: ________________________
WILSONS LEATHER HOLDINGS INC.
By:__________________________
Its:__________________________